Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No.’s 333-194770 and 333-194771) on Form S-3 (the “Registration Statements”) of CyrusOne Inc. (the “Company”) and the accompanying prospectuses, including any related prospectus supplements, of our report dated March 31, 2015, relating to our audit of the consolidated financial statements of Cervalis Holdings LLC and Subsidiaries as of and for the years-ended December 31, 2014, 2013 and 2012, included as Exhibit 99.2 to the Company’s Current Report on Form 8-K, dated June 22, 2015 and incorporated by reference in the Registration Statements, accompanying prospectuses and any related prospectus supplements.

We also consent to the reference to our firm under the captions “Experts” in such Registration Statements, accompanying prospectuses and any related prospectus supplements.

/s/ McGladrey LLP

New York, NY
June 22, 2015